MTM TECHNOLOGIES, INC. ACQUIRES INFO SYSTEMS, INC.

  o EXPANDS TO NEW MAJOR MID-ATLANTIC MARKETS, ADDING FIVE OFFICES LOCATED IN WILMINGTON AND DOVER, DE, PHILADELPHIA AND YORK, PA, AND BALTIMORE, MD

  o COMPLETES ADDITIONAL INVESTMENT FROM PEQUOT VENTURES AND CONSTELLATION VENTURES OF $6 MILLION

Stamford, CT - March 14, 2005 - MTM Technologies, Inc. ("MTM Technologies") (NASDAQ: MTMC), a leading computer and communications technology management company providing IT networking and data center services, including secure access, voice over internet protocol (VOIP), storage, security, collaboration, and messaging solutions, announced that it has acquired Wilmington, Delaware based Info Systems, Inc. ("Info Systems"). Info Systems is an Avaya Gold Partner, a Cisco Silver Partner, a Microsoft Gold Partner, and a Citrix Platinum Partner, providing VOIP, security, storage, connectivity, and server architecture solutions, as well as remote network monitoring, management and support services through its Network Operations Center.

MTM Technologies also announced that it has completed an additional $6 million investment by Pequot Ventures and Constellation Ventures under the $40 million financing agreement it signed with those investors in December 2004.

The acquisition of Info Systems expands MTM Technologies' presence to the Mid-Atlantic Region adding five offices located in Wilmington and Dover, DE, Philadelphia and York, PA, and Baltimore, MD . Mark Stellini, Info System's President and his senior management team have joined MTM Technologies and will lead its Mid-Atlantic Region operations.

"By acquiring Info Systems, we have acquired the premier provider of VOIP, security and related solutions in the Mid-Atlantic Region," said Francis J. Alfano, MTM Technologies' CEO. "Info Systems deepens our technical capabilities by adding Avaya Gold certification and by expanding our Network Operations Center capabilities on the East Coast. We believe our suite of secure access, VOIP, storage and security solutions increases our value proposition for our clients and differentiates us in today's market place. With over 25 locations across the US, a significant installed client base, and a proven acquisition strategy, we will continue to build the preeminent national mid-market provider of sophisticated network solutions. We are focused on the integration of our acquired businesses and expect to continue benefiting from our complementary acquisitions. Including Info Systems, MTM Technologies annualized revenues are approximately $215 million."

"For over 20 years Info Systems has been committed to delivering technology solutions that solve business problems," said Mark Stellini, President of Info Systems. "Our teammates believe in the MTM Technologies' vision, strategy and management. The acquisition by MTM Technologies will allow us to grow our solution offerings and expand our service capabilities to better serve our clients, while providing our employees excellent career growth opportunities."

On December 7, 2004, MTM Technologies signed a definitive agreement with Pequot Ventures and Constellation Ventures for up to $40 million of additional financing in the form of 7% convertible secured notes. An initial tranche of $10 million was funded by Pequot Ventures and by Constellation Ventures on December 10, 2004 and a second tranche of $6 million was funded $4.5 million by Pequot Ventures and $1.5 million by Constellation Ventures on March 11, 2005. The $6 million of notes are convertible into 1,846,154 shares of Series A-4 Preferred Stock at a conversion price of $3.25, together with 369,231 warrants to purchase common stock with an exercise price of $4.06. The Series A-4 Preferred Stock will be convertible into common stock at a conversion price of $3.25. The purchase of additional securities under the financing agreement is solely at Pequot Venture's and Constellation Venture's option and Pequot Ventures and Constellation Ventures may assign their right to acquire some or all of those securities to other investors.

The conversion and voting rights of the notes and the right to exercise the warrants is subject to shareholder approval. The company filed a preliminary proxy statement with the Securities and Exchange Commission and intends to schedule a special stockholders' meeting seeking approval of such conversion, voting and exercise rights. Holders of approximately 71% of MTM Technologies' outstanding voting securities have agreed to vote in favor of such matters.

ABOUT MTM TECHNOLOGIES, INC.

MTM Technologies, Inc. is a leading national computer and communications technology management company providing IT networking and data center services, including secure access, VOIP, storage, security, and messaging solutions. MTM Technologies is an authorized reseller/partner and integrator for Microsoft, HP, Cisco Systems, Citrix, Intel Corp, IBM, Dell Computer, Nortel and Novell. For more information visit our web site at www.mtm.com.

ABOUT INFO SYSTEMS, INC.

Info Systems, Inc. is a 20-year veteran in the IT industry, with a focus on IT management and consulting. Employing over 170 skilled technical resources, the company helps its customers eliminate risk and focus on growth. Info Systems provides solutions to clients' problems by creating a solid infrastructure and selecting strategic products with the required technology, while managing the end solution for maximum impact. Info Systems is an authorized reseller partner for HP, EMC, Citrix, RSA, Cisco Systems, Avaya and others.

ABOUT PEQUOT VENTURES

Pequot Ventures is the direct venture investment arm of Pequot Capital Management, Inc. and has a direct investment focus on today's most dynamic startup, growth stage and later-stage companies in the technology, telecommunications, defense and healthcare sectors. Pequot creates value by bringing energy and substantial industry expertise to its portfolio companies through the collective intellectual capital, deep operating experience and extensive network of its investment team. The firm leverages its unique multi-billion dollar presence across both public and private equity markets to help build competitive, sustainable businesses in fast changing environments throughout their lifecycle. Pequot accomplishes this goal in close partnership with the founders and management teams of its portfolio companies.

ABOUT CONSTELLATION VENTURES

Constellation Ventures, a Bear Stearns Asset Management Venture Capital Fund, manages $450 million in venture capital through offices in New York and Tokyo. The fund invests between $5 and $25 million in early to mid-stage companies that enable the distribution, management and control of information over emerging digital networks. Constellation Ventures provides its portfolio companies with strategic value-added services.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company's expectations or future events.


FOR MORE INFORMATION CONTACT:  John F. Kohler
                               MTM Technologies, Inc.
                               Phone: (203) 975-3750
                               Fax: (203) 975-3701
                               Email:  Investorrelations@mtm.com